Exhibit 99.1

949 South Coast Drive, Third Floor

Costa Mesa, CA 92626

FOR IMMEDIATE RELEASE	Member FDIC
For more information contact	Equal Housing Lender
Nancy Gray, SEVP & CFO, 714-438-2500	Barbara Palermo, EVP & IR, 714-438-2500

Pacific Mercantile Bancorp Reports Fourth Quarter and Fiscal Year 2009 Operating Results

COSTA MESA, Calif., April 7, 2010 (GLOBENEWSWIRE — Pacific Mercantile Bancorp (NASDAQ: PMBC) today reported its results of operations for the fourth quarter and fiscal year ended December 31, 2009.

Results of Operation

In the quarter and fiscal year ended December 31, 2009, the Company incurred net losses of $6.8 million, or $0.66 per diluted common share and $17.3 million, or $1.66 per diluted common share, respectively, as compared to net losses of $12.5 million, or $1.19 per diluted common share, and $12.0 million, or $1.14 per diluted common share, respectively, in the same corresponding periods of 2008. The losses for both the fourth quarter and the fiscal year ended December 31, 2009 primarily reflect the effects of the economic recession which began in the fourth quarter of 2007 and the continued instability of the credit market during 2009 and the adverse effects on interest income of reductions in interest rates implemented by the Federal Reserve Board in response to those conditions. Those economic conditions led to significant increases in loan delinquencies and defaults by borrowers, in 2008 and 2009, which resulted in a decline in the quality of and increased risks within our loan portfolio. As a result, during the fourth quarter and the year ended December 31, 2009, we recognized net loan charge-offs totaling $10.0 million and $18.8 million, respectively, as compared to loan charge-offs of $9.2 million and $12.4 million during the quarter and year ended December 31, 2008, respectively. We also made provisions for loan losses totaling $23.7 million during 2009, as compared $21.7 million in during 2008, in order not only to cover the loan charge-offs recognized in 2009, but also to increase our allowance for loan losses to $20.3 million, or 2.44%, of the loans outstanding at December 31, 2009, from $15.5 million, or 1.83%, of the loans outstanding at December 31, 2008.

Our results of operations in the fourth quarter and fiscal year ended December 31, 2009 also were adversely affected by decreases in net interest income and increases in non-interest expense. Net interest income declined by $162,000, or 2.4%, in the fourth quarter of 2009, and by $5.4 million, or 19.7%, in fiscal 2009, due primarily to (i) reductions in interest rates implemented by the Federal Reserve Board in an effort to mitigate the severity of the economic recession and (ii) increases in non-performing loans on which we were required to cease accruing interest , during the fourth quarter and year ended December 31, 2009.

Non-interest expenses increased by $2.5 million, or nearly 36.5%, in the fourth quarter of 2009 and by $9.6 million, or 40.3%, for the full year ended December 31, 2009, primarily as a result of (i) an increase in professional fees, primarily due to increased legal fees and costs incurred to manage our increased level of non-performing loans, which required us to initiate legal proceeding to recover amounts due us by defaulting borrowers, to foreclose real properties and other assets securing non-performing loans, and to implement loan restructurings for those borrowers who demonstrated to us an ability to meet their loan obligations on extended or modified terms; (ii) an increase in salaries and employee benefits due principally to the addition of mortgage banking personnel and loan administrators, (iii) an increase in FDIC insurance premiums, due to the imposition by the FDIC of substantially higher insurance premiums on all federally insured depository institutions in order to replenish the bank insurance fund which had been depleted by bank failures, and (iv) an increase in 2009 in expenses incurred in connection with our acquisition of real properties on or in lieu of foreclosure.

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PMBC Earnings Release

April 7, 2010

Financial Condition and Capital Resources

Notwithstanding the loss incurred in 2009, we had total capital on a consolidated basis of approximately $106 million and Pacific Mercantile Bank, our wholly owned banking subsidiary, had total capital of approximately $99 million at December 31, 2009. Moreover, the ratio of the Bank’s total capital-to-risk weighted assets, which is the principal federal bank regulatory measure of the financial strength of banking institutions, was 11% and, as a result, the Bank continued to be classified, under federal bank regulatory guidelines, as a “well-capitalized” banking institution, which is the highest of the capital standards established by federal banking regulatory authorities.

The following table sets forth the capital and capital ratios of the Company (on a consolidated basis) and the Bank (on a stand alone basis) at December 31, 2009, as compared to the regulatory requirements that must be met for a banking institution to be rated as a well-capitalized institution.

	Actual At December 31, 2009		Federal Regulatory Requirement to be Rated Well-Capitalized
	Amount	Ratio	Amount	Ratio
	(Dollars in thousands)
Total Capital to Risk Weighted Assets:
Company	$105,579	11.7%	N/A	N/A
Bank	98,911	11.0%	$90,054	At least 10.0%
Tier 1 Capital to Risk Weighted Assets:
Company	$94,187	10.4%	N/A	N/A
Bank	87,539	9.7%	$54,033	At least 6.0%
Tier 1 Capital to Average Assets:
Company	$94,187	8.1%	N/A	N/A
Bank	87,539	7.6%	$57,795	At least 5.0%

“Although the Bank continues to be well capitalized, during the fourth quarter of 2009, Pacific Mercantile Bancorp commenced a private offering, to limited number of accredited investors, of up to $15.5 million of its Series A Convertible 10% Cumulative Preferred Stock (the “Series A Preferred Stock” or “Series A Shares”), at a price of $100 per Series A Share payable in cash. Through March 31, 2010, the Company had sold a total of 88,500 Series A Shares, generating gross proceeds of $8,850,000,” said Raymond E. Dellerba, President and CEO. “This additional capital will be used for general corporate purposes, which may include a contribution of capital to the Bank to increase its equity capital that the Bank can use to fund loans and other interest earning assets, as well as for the growth of its banking franchise and its working capital requirements,” continued President Dellerba. “I am appreciative to all of our Series A Preferred Stock investors for the confidence and trust they have shown in the Company and the Bank, particularly in the current economy which has made raising capital not an easy task for most financial institutions,” concluded Mr. Dellerba. Each Series A Share is convertible, at a conversion price of $7.65 per share, at the option of the holder or, to the extent not theretofore converted, automatically on November 27, 2011, into 13.07 shares of the Company’s common stock.

Balance Sheet Information

Loans. At December 31, 2009, gross loans totaled more than $834 million, a decrease of $9 million, or 1%, as compared to nearly $843 million at December 31, 2008. The following table sets forth, in thousands of dollars, the composition, by loan category, of our loan portfolio at December 31, 2009 and December 31, 2008. As the table indicates, during the year ended December 31, 2009, we were able to reduce the volume of real estate construction loans and land development loans in our loan portfolio.

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PMBC Earnings Release

April 7, 2010

	December 31, 2009		December 31, 2008
	Amount	Percent	Amount	Percent
	Unaudited
Commercial loans	$290,406	34.8%	$300,945	35.7%
Commercial real estate loans - owner occupied	179,682	21.5%	174,169	20.6%
Commercial real estate loans - all other	135,152	16.2%	127,528	15.1%
Residential mortgage loans - multi-family	101,961	12.2%	100,971	12.0%
Residential mortgage loans - single family	67,023	8.0%	65,127	7.7%
Construction loans	20,443	2.6%	32,528	3.9%
Land development loans	30,042	3.6%	33,283	3.9%
Consumer loans	9,370	1.1%	9,173	1.1%

Gross loans	$834,079	100.0%	$843,724	100.0%

Deposits. Deposits increased by $138 million, or 17%, to $960 million at December 31, 2009, from $822 million at December 31, 2008, due primarily to an $80 million, or 15%, increase in time deposits to $622 million at December 31, 2009, from $542 million at December 31, 2008. We believe that increase was primarily in response to the increase by the FDIC in insurance coverage for deposits to $250,000, from $100,000, which we believe led customers to shift funds back into deposits from uninsured short term cash investments. We used the cash attributable to that increase in deposits primarily to fund reductions in our borrowings from Federal Home Loan Bank (“FHLB”).

Asset Quality

Non-performing assets, which consist of non-performing loans and real property acquired by or in lieu of loan foreclosures (“other real estate owned”), increased by $30 million, or 100%, to $60 million at December 31, 2009, from $30 million at December 31, 2008. However, non-performing assets at December 31, 2009, decreased by $13.4 million, or 18%, from September 30, 2009.

The following table sets forth the trend in the quality of the loan portfolio over the five quarters ended December 31, 2009, as measured by the changes in non-forming and delinquent loans and other real estate owned.

	2009				2008
	December 31,	September 30,	June 30,	March 31,	December 31,
Total non-performing loans	$49,449	$59,576	$53,230	$21,906	$15,925
Total other real estate owned	10,712	13,992	17,460	17,076	14,008

Total non-performing assets	$60,161	$73,568	$70,690	$38,982	$29,933

Loans 90 days past due	$29,848	$31,568	$27,430	$7,592	$6,812
Loans 30 days past due	1,945	7,631	15,135	9,741	25,111

Total loans past due 30days or more	$31,793	$39,199	$42,565	$17,333	$31,923

Allowance for loan losses	$20,345	$20,500	$20,442	$16,263	$15,453
Ratio of allowance to total loans outstanding	2.44%	2.46%	2.46%	1.93%	1.83%

“As the above table indicates, total non-performing loans declined by $13.4 million, or 18%, from September 30, 2009 to December 31, 2009, and loans 30 days or more past due decreased to $31.8 million at December 31, 2009 from a high of $42.6 million at June 30, 2009,” said Nancy Gray, Senior Executive Vice President and Chief Financial Officer. “We believe that these declines represent a positive trend which, if they continue, could lead to a decrease in non-accrual loans during 2010; however, there is no assurance that such a decrease in non-accrual loans will, in fact, occur in 2010, as the future direction of the economy and the speed of the economic recovery remain uncertain” added Ms. Gray.

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PMBC Earnings Release

April 7, 2010

About Pacific Mercantile Bancorp

Pacific Mercantile Bancorp is the parent holding company of Pacific Mercantile Bank, which opened for business March 1, 1999. The Bank, which is an FDIC insured, California state-chartered bank and a member of the Federal Reserve System, provides a wide range of commercial banking services to businesses, business professionals and individual clients through its combination of traditional banking financial centers and comprehensive, sophisticated electronic banking services.

The Bank operates a total of eight financial centers in Southern California, four of which are located in Orange County, two of which are located in Los Angeles County, one of which is located in San Diego County and the other of which is located in the Inland Empire in San Bernardino County. The four Orange County financial centers are located, respectively, in the cities of Newport Beach, Costa Mesa (which is visible from the 405 and 73 Freeways), La Habra and San Juan Capistrano (which is our South County financial center that is visible from the Interstate 5 Freeway). Our two financial centers in Los Angeles County are located, respectively, in the cities of Beverly Hills and Long Beach. Our San Diego financial center is located in La Jolla and our Inland Empire financial center is located in the city of Ontario (visible from the Interstate 10 Freeway). In addition to the Bank’s physical locations, it offers comprehensive banking services over its Internet Bank, which is accessible 24/7 worldwide at www.pmbank.com.

Forward-Looking Statements

This news release contains statements regarding our expectations, beliefs, intentions and views about our future financial performance and our business and trends and expectations regarding the markets in which we operate. Those statements, which constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, can be identified by the fact that they do not relate strictly to historical or current facts. Often, they include words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “project,” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.” Forward-looking statements are based on current information available to us and our assumptions about future events over which we do not have control. Moreover, our business and our markets are subject to a number of risks and uncertainties which could cause our actual financial performance in the future, and the future performance of our markets (which can affect both our financial performance and the market prices of our shares), to differ, possibly significantly, from our expectations as set forth in the forward-looking statements contained in this news release.

These risks and uncertainties include, but are not limited to, the following: The risk that economic recession and current market conditions will continue in 2010, as a result of which we could incur additional loan and credit losses that would adversely affect our results of operations and cause us to incur a loss in 2010; the risk that economic activity in the United states will decline even further in 2010 as a result of the economic recession, which could lead to reductions in loan demand and, therefore, cause our interest income, net interest income and margins to decline in 2010; the possibility that the Federal Reserve Board will keep interest rates low in an effort to stimulate the economy, which could further reduce our net interest margins and net interest income and, therefore, adversely affect our operating results; the prospect that government regulation of banking and other financial services organizations or, more specifically, over us and our operations, will increase or change in a manner that would increase our costs of doing business and restrict our ability to take advantage of business and growth opportunities or even require us to raise additional capital, which could be dilutive of our existing shareholders; and the risk that the expenses of operating a new wholesale mortgage loan business, which we commenced in the second quarter of 2009, will more than offset the revenues that business generates, causing us to incur losses from that business.

Additional information regarding these and other risks and uncertainties to which our business is subject is contained in our Annual Report on Form 10-K for our fiscal year ended December 31, 2009, which we filed with the Securities and Exchange Commission on April 1, 2010. Due to those risks and uncertainties, you are cautioned not to place undue reliance on the forward-looking statements contained in this news release, which speak only as of its date, or to make predictions about our future financial performance based solely on our historical financial performance. We also disclaim any obligation to update or revise any of the forward-looking statements as a result of new information, future events or otherwise, except as may be required by law or NASDAQ rules.

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PMBC Earnings Release

April 7, 2010

CONSOLIDATED STATEMENTS OF INCOME

(Dollars in thousands, except per share)

(Unaudited)

	Three Months Ended December 31,			Year Ended December 31,
	2009	2008	Percent Change	2009	2008	Percent Change
Total interest income	$12,830	$15,350	(16.4)%	$51,644	$61,611	(16.2)%
Total interest expense	6,262	8,620	(27.4)%	29,883	34,498	(13.4)%

Net interest income	6,568	6,730	(2.4)%	21,761	27,113	(19.7)%
Provision for loan losses	9,840	16,244	(39.4)%	23,673	21,685	9.2%

Net interest income (loss) after provision for loan losses	(3,272)	(9,514)	65.6%	(1,912)	5,428	(135.2)%
Non-interest income
Service charges & fees on deposits	385	328	17.4%	1,486	1,151	29.1%
Mortgage banking (including net gains on sales loans held for sale)	310	—	N/M	917	—	N/M
Net gains on sales of securities	—	1,087	N/M	2,308	2,346	(1.6)%
Other than temporary impairment of securities	(42)	(1,603)	(97.4)%	(125)	(1,603)	92.2%
Net losses on OREO	73	—	N/M	(72)	(40)	(80.0)%
Other non-interest income	206	205	0.5%	1,008	752	34.0%

Total non-interest income	932	17	53.8%	5,522	2,606	111.9%
Non-interest expense
Salaries & employee benefits	4,265	3,419	24.7%	15,845	12,767	24.1%
Occupancy and equipment	1,075	932	15.3%	3,981	3,814	4.4%
Professional Fees	1,805	356	407.0%	4,545	1,187	282.9%
FDIC Insurance	458	156	193.6%	2,391	634	277.1%
OREO expenses	544	863	(37.0)%	2,233	1,357	64.6%
Other non-interest expense	1,061	1,021	3.9%	4,256	3,943	7.9%

Total non-interest expense	9,208	6,747	36.5%	33,251	23,702	40.3%

Loss before income taxes	(11,548)	(16,244)	(28.9)%	(29,641)	(15,668)	89.2%
Income tax benefit	(4,787)	(3,754)	27.5%	(12,333)	(3,702)	233.1%

Net loss	(6,761)	(12,490)	(45.9)%	(17,308)	(11,966)	44.6%
Cumulative undeclared dividends on preferred stock	(61)	—		(61)	—	N/M

Net loss available to common stockholders	$(6,822)	$(12,490)	(45.4)%	$(17,369)	$(11,966)	45.2%

Net income(loss) per share-basic	$(0.66)	$(1.19)		$(1.66)	$(1.14)

Net income(loss) per share-diluted	$(0.66)	$(1.19)		$(1.66)	$(1.14)

Dividends paid per common share	$—	$—		$—	$0.10

Weighted average shares outstanding(1)
Basic	10,435	10,449		10,435	10,473
Diluted	10,435	10,449		10,435	10,473

Ratios from continuing operations(2)
ROA	(2.34)%	(4.23)%		(1.45)%	(1.06)%
ROE	(8.17)%	(50.98)%		(20.13)%	(12.37)%
Efficiency ratio	122.77%	100.0%		121.87%	79.75%

Net interest margin (1)	2.33%	2.45%		1.90%	2.47%

(1)	In thousands.
(2)	Ratios and net interest margin for the three month periods ended December 31, 2009 and 2008 have been annualized.

PMBC Earnings Release

April 7, 2010

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

(Dollars in thousands, except share and book value data)

(Unaudited)

	December 31,		Increase/
	2009	2008	(Decrease)
ASSETS
Cash and due from banks	$13,866	$16,426	(15.6)%
Interest bearing deposits	137,585	90,905	51.4%
Investments (including stock)	184,305	174,365	5.7%
Core Loans, net	813,194	828,041	(1.8)%
Loans held for sale, at lower of cost or market	7,572	—	N/M
OREO	10,712	14,008	(23.5)%
Investment in unconsolidated trust subsidiaries	682	682	—
Other assets	32,720	39,632	(17.4)%

Total Assets	$1,200,636	$1,164,059	3.1%

LIABILITIES AND SHAREHOLDERS’ EQUITY
Non-interest bearing deposits	$183,789	$152,462	20.6%
Interest bearing deposits
Interest checking	40,238	28,039	43.5%
Savings/money market	114,730	99,560	15.2%
Certificates of deposit	621,681	541,625	14.8%

Total interest bearing deposits	776,649	669,224	16.1%

Total deposits	960,438	821,686	16.9%
Other borrowings	141,003	233,758	(39.7)%
Other liabilities	7,196	6,856	5.0%
Junior subordinated debentures	17,527	17,527	—

Total liabilities	1,126,164	1,079,827	4.3%
Shareholders’ equity	74,472	84,232	(11.6)%

Total Liabilities and Shareholders’ Equity	$1,200,636	$1,164,059	3.1%

Tangible book value per share(1)	$6.71	$8.08	(17.0)%

Dividend per share	$—	$0.10	N/M

Common shares outstanding	10,434,665	10,434,665	—

(1)	Excludes accumulated other comprehensive income/loss, which was included in shareholders’ equity.

	Year Ended December 31,
Average Balances (in thousands)	2009	2008
Average gross loans (*)	$838,063	$809,543
Average earning assets	$1,147,823	$1,093,317
Average assets	$1,186,524	$1,126,638
Average equity	$84,975	$96,757
Average interest bearing deposits	$731,604	$610,015

(*)	Excludes loans held for sale and allowance for loan losses (ALL).

	At December 31,
Credit Quality Data (dollars in thousands)	2009	2008
Total non-performing loans	$49,449	$15,925
Total non-performing assets	$60,161	$29,933
Net charge-offs year-to-date	$18,781	$12,358
90-day past due loans	$29,848	$6,812
Allowance for loan losses	$20,345	$15,453
Allowance for loan losses/gross loans (excl. loans held for sale)	2.44%	1.83%
Allowance for loan losses/total assets	1.69%	1.33%

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